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                                  Exhibit 99.1

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       FERRO CORPORATION AND SUBSIDIARIES


                (dollars in thousands- except per share amounts)

                                                                   TWELVE MONTHS
                                                                       ENDED
                                                                   JUNE 30, 2003
                                                                    (UNAUDITED)
                                                                    -----------

Net Sales ................................................          $1,572,963
Cost of Sales ............................................           1,188,728
Selling, Administrative and General Expenses .............             292,174
Other Charges:
   Interest Expense ......................................              35,935
   Foreign Currency Transactions, Net ....................               1,119
   Miscellaneous Expense - Net ...........................              10,738
                                                                    ----------
      Income Before Taxes ................................              44,269
Income Tax Expense .......................................              11,885
                                                                    ----------
Income from Continuing Operations ........................              32,384
Discontinued Operations
   Income/(Loss) from Discontinued Operations, Net of Tax                  698
   Gain on Disposal of Discontinued Operations, Net of Tax              36,221
                                                                    ----------
Net Income ...............................................              69,303

Dividend on Preferred Stock ..............................               2,247
                                                                    ----------
Net Income Available to Common Shareholders ..............          $   67,056
                                                                    ==========
Per Common Share Data:
   Basic Earnings
      From Continuing Operations .........................          $     0.74
      From Discontinued Operations .......................                0.92
                                                                    ----------
                                                                    $     1.66

   Diluted Earnings
      From Continuing Operations .........................          $     0.74
      From Discontinued Operations .......................                0.86
                                                                    ----------
                                                                    $     1.60
                                                                    ----------


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